    As filed with the Securities and Exchange Commission on May 8, 1997
                                                         Registration No. 333-

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              ---------------------

                       PIONEER-STANDARD ELECTRONICS, INC.
             (Exact name of Registrant as specified in its charter)

             OHIO                                       34-0907152
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                       Identification No.)

       4800 EAST 131ST STREET, CLEVELAND, OHIO 44105, TEL. (216) 587-3600
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                             -----------------------

                                 JAMES L. BAYMAN
              CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                             4800 EAST 131ST STREET
                              CLEVELAND, OHIO 44105
                                 (216) 587-3600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                              William A. Papenbrock
                          Calfee, Halter & Griswold LLP
                         1400 McDonald Investment Center
                               800 Superior Avenue
                           Cleveland, Ohio 44114-2688
                                 (216) 622-8200
                             -----------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  From time to time after the effective date of the Registration Statement and after compliance with applicable state and federal laws.
                             -----------------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             -----------------------

                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------------------

           TITLE OF SECURITIES               AMOUNT TO BE      PROPOSED MAXIMUM            PROPOSED              AMOUNT OF
             TO BE REGISTERED                 REGISTERED      OFFERING PRICE PER      MAXIMUM AGGREGATE      REGISTRATION FEE
                                                                   SHARE (1)          OFFERING PRICE (1)            (1)
--------------------------------------------------------------------------------------------------------------------------------

   Common Shares, Without Par Value (2)         220,000             $12.25                $2,695,000              $816.67
--------------------------------------------------------------------------------------------------------------------------------

(1) Based upon the average of the high and low sales prices of the Common Shares as reported on the Nasdaq National Market on May 1, 1997; estimated solely for purposes of determining the amount of the registration fee pursuant to Rule 457(c).

(2) Includes Rights to purchase Common Shares under the Company's Shareholders Rights Plan.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS
ISSUED ______________, 1997 (SUBJECT TO COMPLETION)

                              220,000 COMMON SHARES
                                WITHOUT PAR VALUE

                       PIONEER-STANDARD ELECTRONICS, INC.

================================================================================

         This Prospectus relates to up to 220,000 Common Shares, without par value (the "Common Shares"), of Pioneer-Standard Electronics, Inc., an Ohio corporation (the "Company"), and the Rights attached thereto (the "Rights"). All of the Common Shares offered hereby are to be sold from time to time by the Wachovia Bank of North Carolina, N.A., as trustee (the Trustee") of The Pioneer Stock Benefit Trust (the "Trust"), or through an agent of the Trustee. The Trust was established pursuant to the Pioneer-Standard Electronics, Inc. Share Subscription Agreement and Trust, dated as of July 2, 1996, between the Company and the Trustee (the "Agreement). See "Use of Proceeds and Plan of Distribution" and "The Selling Shareholder." The Common Shares are traded on the Nasdaq National Market ("Nasdaq") under the symbol "PIOS."

         The Common Shares offered hereby may be sold from time to time in one or more of certain types of transactions. See "Use of Proceeds and Plan of Distribution."

         The aggregate proceeds to the Trust from the sale of the Common Shares will be the selling price of the Common Shares. None of the proceeds from the sale of the Common Shares offered hereby will be used other than to pay for benefits under certain employee benefit plans and compensation arrangements of the Company listed herein (the "Benefit Plans"), which will result in a credit toward the subscription price for the Common Shares subscribed for by the Trustee under the Trust. See "Share Subscription Agreement and Trust." The Company will pay substantially all of the expenses of this offering, including commissions and discounts of agents, dealers or underwriters. Such expenses, excluding commissions and discounts, are estimated to be approximately $35,000.

         The Company has agreed to indemnify the Trustee against certain liabilities that may arise in connection with its performance of duties pursuant to the Trust. See "Use of Proceeds and Plan of Distribution."

         The Trustee, the Trust and any agents, dealers or underwriters that participate in the distribution of the Common Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Common Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

                               -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
   UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

The Trustee may sell the Common Shares to or through underwriters, through dealers or agents or directly to purchasers. See "Use of Proceeds and Plan of Distribution." The Prospectus Supplement, or supplemental term sheet or other offering document, shall set forth the names of any underwriters, dealers or agents involved in the sale of the Common Shares in respect to which this Prospectus is being delivered, and any applicable fee, commission or discount arrangements with them.

                              -------------------

              The date of this Prospectus is ________________, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), all of which may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10007. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site at http://www.sec.gov. which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The Company's Common Shares are traded on the Nasdaq National Market and reports, proxy statements and other information concerning the Company may be inspected at the office of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes a part of the Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the schedule and exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete, and, with respect to each such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the copy of the document so filed. Each statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed with the Commission pursuant to the Exchange Act and are incorporated by reference into this Prospectus and made a part hereof:

         1.       Annual Report on Form 10-K for the fiscal year ended March 31,
                  1996;
         2.       Quarterly Reports on Form 10-Q for the quarters ended June 30,
                  1996, September 30, 1996 and December 31, 1996; and
         3.       Current Report on Form 8-K filed with the Commission on March
                  11, 1997.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Common Shares hereby, shall be deemed to be incorporated herein by reference.

         Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

         The Company will provide without charge to each person to whom a copy of this Prospectus or any Prospectus Supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein or therein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Vice President, Treasurer and Assistant Secretary, 4800 East 131st Street, Cleveland, Ohio 44105. Telephone requests for such copies should be directed to the Vice President, Treasurer and Assistant Secretary at (216) 587-3600.

                             THE SELLING SHAREHOLDER

         Up to 220,000 Common Shares may be sold hereunder by the Trustee, as the selling shareholder, in order to satisfy the Company's obligations to contribute cash to any of the Benefit Plans.

         Pursuant to the Agreement, the Trustee subscribed for 5,000,000 Common Shares, which will be paid for over the 15 year term of the Trust. Under Ohio law, the 5,000,000 subscribed for Common Shares as deemed to be issued and outstanding for voting and dividend purposes (representing approximately 16.1% of issued and outstanding Common Shares).

                                   THE COMPANY

         The Company is engaged in the distribution of industrial and end-user electronic components and computer products. The Company distributes its products principally in the United States and Canada. The Company was organized as an Ohio corporation in 1963, and its Common Shares are traded on the Nasdaq National Market under the symbol "PIOS." The Company's executive offices are located at 4800 East 131st Street, Cleveland, Ohio 44105 and its telephone number is (216) 587-3600.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 80,000,000 Common Shares, without par value. The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation.

COMMON SHARES

         The holders of Common Shares are entitled to receive dividends when, as and if declared from time to time by the Board of Directors out of funds legally available therefor. The Common Shares have no preemptive rights or conversion rights and are not subject to further calls or assessments by the Trustee. There are no redemption or sinking fund provisions applicable to the Common Shares. Except for the Common Shares being sold by the Trustee in this offering, all currently outstanding Common Shares are duly authorized, validly issued, fully paid and nonassessable. The Common Shares being sold by the Trustee in this offering have been duly authorized and are validly issued and when paid for as provided by the Trust, will be fully paid and nonassessable. The holder of each Common Share, including the Trustee, is entitled to one vote on all matters submitted to shareholders generally, except shareholders have the right to cumulate their votes for the election of Directors as permitted by Ohio law. The Articles can be amended by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the Company.

OTHER MATTERS

         Board of Directors. The Company's Code of Regulations, as amended (the "Code"), provides that the Board of Directors shall be divided into three classes of three, four and three members. The Directors of the class elected at each Annual Meeting of Shareholders hold office for a term of three years. Additionally, the Code requires that any proposal to increase or decrease the number of Directors be approved by the vote of the holders of a majority of shares entitled to vote on the proposal; provided, however, that the number of Directors of any class shall consist of not less than three Directors. Moreover, the Code provides that Directors may be removed from office by the vote of the holders of two-thirds of the voting power entitled to elect Directors in place of those removed; provided, however, that unless all the Directors of a particular class are removed, no individual Director may be removed without cause if a sufficient number of shares are cast against such removal, such number being that which, if cumulatively voted at an election for all the Directors, or all the Directors of a particular class, as the case may be, would be sufficient to elect at least one Director. The purpose of these provisions is to prevent Directors from being removed from office prior to the expiration of their respective terms, thus protecting the safeguards inherent in the classified Board structure unless dissatisfaction with the performance of one or more

Directors is widely shared by the Company's shareholders. These provisions could also have the effect of increasing the amount of time required for an acquiror to obtain control of the Company by electing a majority of the Board of Directors and may also make the removal of incumbent management more difficult and discourage or render more difficult certain mergers, tender offers, proxy contests, or other potential takeover proposals. To the extent that these provisions have the effect of giving management more bargaining power in negotiations with a potential acquiror, they could result in management using the bargaining power not only to try to negotiate a favorable price for an acquisition, but also to negotiate favorable terms for management.

         Business Combinations. Under the Articles, the affirmative vote of holders of not less than 80% of the outstanding shares of the Company entitled to elect Directors is required for the approval or authorization of any Business Combination (as hereinafter defined) involving the Company and an Interested Party (as hereinafter defined). This provision does not apply to Business Combinations with Interested Parties which have been approved by a majority of Continuing Directors (as hereinafter defined) or which satisfy certain provisions of the Articles relating to the consideration to be paid to the holders of Common Shares by the Interested Party. For purposes of the Articles, the term "Business Combination" means (i) any merger or consolidation involving both the Company and the Interested Party, or a subsidiary of either of them,
(ii) any sale, lease, transfer or other disposition of assets of the Interested Party, (iii) adoption of a plan of liquidation or dissolution, (iv) issuance or transfer by the Company or a subsidiary to an Interested Party of any securities with a market value of $2 million or more, or (v) any recapitalization, reclassification or other transaction which would have the effect of increasing the Interested Party's voting power in the Company. The term "Interested Party" means (i) any individual, corporation, partnership or other person or entity which, together with its affiliates or associates, is a beneficial owner of 10% or more of the aggregate voting power of any class of capital stock of the Company entitled to vote generally in the election of directors, and (ii) any affiliate or associate of such individual, corporation, partnership or other person or entity. The term "Continuing Director" means any Director who is not an affiliate of an Interested Party and who was a member of the Board of Directors of the Company immediately prior to the time that the Interested Party involved in a Business Combination became an Interested Party, and any successor to a Continuing Director who is not such an affiliate and who is nominated to succeed a Continuing Director by a majority of the Continuing Directors in office at the time of such nomination.

         Certain Provisions of Ohio Law. As an Ohio corporation, the Company is subject to certain provisions of Ohio law which may discourage or render more difficult an unsolicited takeover of the Company. Among these are provisions that (i) prohibit certain mergers, sales of assets, issuances or purchases of securities, liquidation or dissolution, or reclassification of the then outstanding shares of an Ohio corporation involving certain holders of stock representing 10% or more of the voting power (other than present shareholders), unless such transactions are either approved by the Directors in office prior to the 10% shareholder becoming such or involve a 10% shareholder which has been such for at least three years and certain requirements related to price and form of consideration to be received by shareholders are met; and (ii) provide Ohio corporations with the right to recover profits realized under certain circumstances by persons engaged in "greenmailing" or who otherwise sell securities of a corporation within 18 months of proposing to acquire such corporation.

         In addition, pursuant to Section 1701.831 of the Ohio Revised Code, the purchase of certain levels of voting power of the Company (one-fifth or more but less than one-third; one-third or more but less than a majority; or a majority or more) can be made only with the prior authorization of the holders of shares representing at least a majority of the total voting power of the Company and the separate prior authorization of the holders of shares representing at least a majority of the total voting power held by shareholders other than the proposed purchaser, officers of the Company, and Directors of the Company who are also employees.

         Rights Plan. On April 25, 1989, the Board of Directors of the Company adopted a Shareholder Rights Plan pursuant to a Rights Agreement (the "Rights Agreement"), which is an exhibit to the Registration Statement of which this Prospectus is a part, entered into by and between the Company and a Cleveland, Ohio bank and declared a dividend distribution of one Right (as defined in the Rights Agreement) for each outstanding Common Share, which was paid to shareholders on May 10, 1989. The Rights are also issuable to all holders of Common Shares issued after May 10, 1989. The Rights are not exercisable until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Common Shares of the Company or (ii) ten business days following the commencement of, or announcement of an intention to make a tender offer or exchange offer for 20% or more of the outstanding Common Shares of the Company (the earlier of such dates being called the "Distribution Date"). Once exercisable, each Right entitles the registered holder to purchase from the Company one Common Share at the then-current exercise price per Common Share, which currently is $11.85.

         In the event that the Company is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of Common Shares of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. In the event that (i) any person becomes an Acquiring Person (unless such person first acquires 20% or more of the outstanding Common Shares by a purchase pursuant to a tender offer for all of the Common Shares for cash, which purchase increases such person's beneficial ownership to 80% or more of the outstanding Common Shares) or (ii) during such time as there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of the Company or other transaction or series of transactions involving the Company which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

         At any time prior to the acquisition by a person or group of affiliated or associated persons of 20% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of one cent per Right (the "Redemption Price"). In addition, if a bidder who does not beneficially own more than 1% of the Common Shares (and who has not within the past year owned in excess of 1% of the Common Shares and, at a time he held such greater than 1% stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of the Company) proposes to acquire all of the Common Shares (and all other shares of capital stock of the Company entitled to vote with the Common Shares in the election of directors or on mergers, consolidations, sales of all or substantially all of the Company's assets, liquidations, dissolutions or windings up) for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then the Company, upon the request of the bidder, will hold a special shareholders meeting to vote on a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting the Rights will be automatically redeemed at the Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares. The Rights, which have no voting power, will expire on May 10, 1999 unless earlier redeemed by the Company as described above.

         Director and Officer Indemnification. The Company's Code contains provisions indemnifying Directors and officers of the Company to the fullest extent permitted by law and providing for the advancement of expenses incurred in connection with an action upon the receipt of an appropriate undertaking to repay said amount if it is determined that the individual in question is not entitled to indemnification. The Company has also entered into indemnity agreements pursuant to which it has agreed, among other things, to indemnify its Directors for settlements in derivative actions. The Company also has purchased a Director and Officer liability insurance policy (the "D & O Insurance").

         General. It is possible that the division of the Board of Directors of the Company into classes provided for in the Code and the other provisions of the Code discussed above, the heightened shareholder voting requirements applicable to certain proposed business combination transactions, the provisions of Ohio law, the Rights Plan, and the change of control provisions contained in the indenture dated as of August 1, 1996 between the Company and

Star Bank, N.A. (the "Indenture") may discourage other persons from making a tender offer for or acquisitions of substantial amounts of the Company's Common Shares. The Indenture was entered into in connection with the Company's issuance of $150,000,000 aggregate principal amount of 8 1/2% Senior Notes due 2006 (the "Notes"). Upon a Change of Control (as defined in the Indenture), each holder of the Notes may request that the Company purchase the Notes at a purchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase. This could have an incidental effect of inhibiting changes in management and may also prevent temporary fluctuations in the market price of the Company's Common Shares which often result from actual or rumored takeover attempts. In addition, the indemnification provisions of the Code, certain indemnity agreements between Directors and officers of the Company and the D & O Insurance may have the effect of reducing the likelihood of derivative litigation against Directors and deterring shareholders from bringing a lawsuit against Directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and the shareholders.

         Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Shares is KeyCorp Shareholder Services, Inc., Cleveland, Ohio. As of May 19, 1997, the Transfer Agent and Registrar for the Common Shares will be National City Bank, Cleveland, Ohio.

                     SHARE SUBSCRIPTION AGREEMENT AND TRUST

         On July 2, 1996, the Company entered into the Agreement with the Trustee, pursuant to which the Trustee subscribed for 5,000,000 Common Shares of the Company. It is contemplated at present that such Common Shares will be sold from time to time by the Trustee to generate cash for contribution to the Benefit Plans.

         The subscribed for Common Shares will be paid for over the 15 year term of the Trust pursuant to the terms of the Agreement. Under Ohio law, the Common Shares subscribed for under the Agreement are deemed to be issued and outstanding for voting and dividend purposes, but will not be fully paid and nonassessable until such Common Shares are sold and payment for such Common Shares is received and applied as provided in the Agreement.

         The Trust will terminate on March 31, 2011 or any earlier date on which the subscription is paid in full and all Common Shares have been allocated from the Trust (the "Termination Date"). The Board of Directors may terminate the Trust at any time in its sole discretion prior to the Termination Date (whether or not a transaction that if consummated would constitute a Change of Control (as defined below) is then pending) or at such time as there are no Common Shares subject to an outstanding subscription agreement. In the event of such a termination, any Common Shares held by the Trustee will be allocated to the Benefit Plans. The Trust will also terminate automatically upon the Company giving the Trustee notice of a Change of Control. In the event of a termination upon a Change of Control, the Trustee will use the proceeds from the sale of the subscribed for Common Shares to pay the subscription prices and any excess funds will be allocated to the Benefit Plans.

         "Change of Control" means (i) a complete dissolution or liquidation of the Company, (ii) a sale or other disposition of all or substantially all of the Company's assets, or (iii) a reorganization, merger, or consolidation ("Business Combination") unless either (A) all or substantially all of the shareholders of the Company immediately prior to the Business Combination own more than 50% of the voting securities of the entity surviving the Business Combination, or the entity which directly or indirectly controls such surviving entity, in substantially the same proportion as they owned the voting securities of the Company immediately prior thereto, or (B) the consideration (other than cash paid in lieu of fractional shares or payment upon perfection of appraisal rights) issued to shareholders of the Company in the Business Combination is solely common shares which are publicly traded on an established securities exchange in the United States.

                    USE OF PROCEEDS AND PLAN OF DISTRIBUTION

         Under the terms of the Agreement, the Company is required to deliver to the Trustee a certain annual minimum number of Common Shares. The Common Shares offered hereby represent the minimum number of shares required by the Agreement to be delivered to the Trust by the Company during the first two years of the term of the Trust. Under certain circumstances, the Company may suspend the sale of Common Shares (any period during which the sale of Common Shares is suspended, a "Blackout Period").

         This Prospectus relates to the Common Shares that from time to time will be sold in the market by the Trustee over the next 15 years in order to satisfy the needs of the Benefit Plans for cash (e.g., to fund the reimbursement of employer medical and dental expenses, employee salaries, bonuses and commissions, etc.). The number of Common Shares that the Trustee will sell and the frequency of such sales will depend upon various factors, including the number of participants in each Benefit Plan, decisions made by participants in the Benefit Plans, the market price of the Common Shares, the duration of any Blackout Period, and the Company's pay cycles.

         The Company will pay the expenses incident to the registration, offering and sale of the Common Shares to the public, including commissions and discounts of agents, dealers or underwriters. To the extent lawfully allowable, the Company has agreed to indemnify and hold harmless the Trustee from and against any claims, demands, actions, administrative or other proceedings, causes of action, liability, loss, cost, damage or expense (including reasonable attorneys' fees), which may be asserted against the Trustee, in any way arising out of or incurred as a result of its action or failure to act in connection with the operation and administration of the Trust; provided that such indemnification will not apply to the extent that the Trustee has acted in willful or negligent violation of applicable law or its duties under the Trust or in bad faith.

         The Common Shares offered hereby may be sold from time to time in one or more of the following transactions: (a) to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed price or at varying prices determined at the time of sale; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time; (b) through brokers or dealers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq National Market, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by pledgees, donees, transferees or other successors in interest. Underwriters participating in any offering may receive underwriting discounts and commissions and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

                                  BENEFIT PLANS

         The proceeds from the sale of Common Shares held by the Trust may be used to satisfy the Company's obligations to contribute cash to any of the following Benefit Plans:

Group Insurance Plan (Life)
Medical Plan
Dental Care Plan
Long Term Disability Plan
Vision Plan
Pioneer-Standard Electronics, Inc. Employees' Profit Sharing Retirement Plan Pioneer Technologies Group, Inc. Profit Sharing Plan
Employee Bonuses and Commissions
Employee Compensation

         The Company may, from time to time, add, substitute or delete the Benefit Plans to which it issues shares or distributes cash. If required, such addition, substitution or deletion of Benefit Plans will be reflected in an accompanying Prospectus Supplement, supplemental term sheet or offering document.

                               VALIDITY OF SHARES

         The validity of the Common Shares offered hereby will be passed upon by Calfee, Halter & Griswold LLP, 1400 McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio 44114. William A. Papenbrock, Esq., a partner of Calfee, Halter & Griswold LLP, is the Secretary of the Company and as of May 1, 1997, beneficially owned 3,687 Common Shares of the Company.

                                     EXPERTS

         The consolidated financial statements and schedule of the Company incorporated by reference and included in the Company's Annual Report (Form 10-K) for the year ended March 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference and included therein and incorporated herein by reference. Such consolidated financial statements and schedule have been incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

===============================================================================

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriters, agents or dealers. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.


                      ________________

            TABLE OF CONTENTS                        Page
                                                     ----

AVAILABLE INFORMATION                                   2
INCORPORATION OF CERTAIN
   DOCUMENTS BY REFERENCE                               2
THE SELLING SHAREHOLDER                                 3
THE COMPANY                                             3
DESCRIPTION OF CAPITAL STOCK                            3
SHARE SUBSCRIPTION AGREEMENT
   AND TRUST                                            6
USE OF PROCEEDS AND PLAN OF
   DISTRIBUTION                                         7
BENEFIT PLANS                                           7
VALIDITY OF SHARES                                      8
EXPERTS                                                 8



======================================

           PIONEER-STANDARD
           ELECTRONICS, INC.

               220,000
            COMMON SHARES
          WITHOUT PAR VALUE





         -------------------

         P R O S P E C T U S

         -------------------








                         , 1997

======================================




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Securities and Exchange Commission filing fee......................$817

         Nasdaq National Market filing fee................................$4,400

         Legal fees and expenses........................................*$10,000

         Accounting fees and expenses...................................*$15,000

         Miscellaneous expenses..........................................*$9,783

                  Total.................................................*$40,000
                                                                         =======

-------------------

         * Estimate

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 1701.13 of the Ohio Revised Code sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 1701.13 provides that a corporation shall have the power to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection therewith if he or she acted in good faith and in a manner that he or she reasonably believed to be in the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 1701.13 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Court of Common Pleas or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability but in view of all the circumstances of the case such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 1701.13 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation shall pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 1701.13 establishes provisions for determining whether a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 1701.13 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise.

         Under certain circumstances provided in Article VIII of the Registrant's Code of Regulations, as amended, and subject to Section 1701.13 of the Ohio Revised Code (which sets forth the conditions and limitations governing the indemnification of officers, directors and other persons), the Registrant will indemnify any director or officer or any former director or officer of the Registrant against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her by reason of the fact that he or she is or was such director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

         The Registrant has entered into indemnity agreements (the "Indemnity Agreements") with the current directors and executive officers of the Registrant and expects to enter into similar agreements with any director or executive officer elected or appointed in the future at the time of their election or appointment. Pursuant to the Indemnity Agreements, the Registrant will indemnify a director or executive officer of the Registrant (the "Indemnitee") if the Indemnitee is a party to or otherwise involved in any legal proceeding by reason of the fact that the Indemnitee is or was a director or executive officer of the Registrant, or is or was serving at the request of the Registrant in certain capacities with another entity, against all expenses, judgments, settlements, fines and penalties, actually and reasonably incurred by the Indemnitee, in connection with the defense or settlement of such proceeding. Indemnity is only available if the Indemnitee acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant. The same coverage is provided whether or not the suit or proceeding is a derivative action. Derivative actions may be defined as actions brought by one or more shareholders of a corporation to enforce a corporate right or to prevent or remedy a wrong to the corporation in cases where the corporation, because it is controlled by the wrongdoers or for other reasons, fails or refuses to take appropriate action for its own protection. The Indemnity Agreements mandate advancement of expenses to the Indemnitee if the Indemnitee provides the Registrant with a written promise to repay the advanced amounts in the event that it is determined that the conduct of the Indemnitee has not met the applicable standard of conduct. In addition, the Indemnity Agreements provide various procedures and presumptions in favor of the Indemnitee's right to receive indemnification under the Indemnity Agreement.

         Under the Registrant's Director and Officer Liability Insurance Policy, each director and certain officers of the Registrant are insured against certain liabilities.

ITEM 16.  EXHIBITS.

         See Exhibit Index at page E-1 of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference; or

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) For purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on May 8, 1997.

                                PIONEER-STANDARD ELECTRONICS, INC.

                                By /s/ James L. Bayman
                                   ----------------------------
                                       James L. Bayman
                                       Chairman of the Board
                                       and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 8, 1997, by the following persons in the capacities indicated:

                                POWER OF ATTORNEY

         KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Bayman, Arthur Rhein, John V. Goodger, William A. Papenbrock and Edward W. Moore, and each of them, such individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such individual and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


      SIGNATURES                                 TITLE
      ----------                                 -----

  /s/ James L. Bayman                      Chairman of the Board and
--------------------------------           Chief Executive Officer
          James L. Bayman                  (Principal Executive Officer)


  /s/ John V. Goodger                       Vice President, Treasurer and
---------------------------------           Goodger (Principal Financial and
          John V. Goodger                   Accounting Officer)


 /s/ Preston B. Heller, Jr.                 Director
---------------------------------
          Preston B. Heller, Jr.


 /s/ Frederick A. Downey                    Director
---------------------------------
          Frederick A. Downey


 /s/ Victor Gelb                            Director
---------------------------------
          Victor Gelb

 /s/ Gordon E. Heffern                      Director
---------------------------------
          Gordon E. Heffern


 /s/ Arthur Rhein                           Director
---------------------------------
          Arthur Rhein


 /s/ Edwin Z. Singer                        Director
---------------------------------
          Edwin Z. Singer


 /s/ Thomas C. Sullivan                     Director
---------------------------------
          Thomas C. Sullivan


 /s/ Karl E. Ware                           Director
---------------------------------
          Karl E. Ware

                       PIONEER-STANDARD ELECTRONICS, INC.

                                  EXHIBIT INDEX

   EXHIBIT NO.                       DESCRIPTION
   -----------                       -----------

       4.1 Credit Agreement dated as of August 12, 1996 by and among Pioneer-Standard Electronics, Inc., the Banks identified on the signature pages thereto and National City Bank, as Agent, which is incorporated by reference from the Form 10-Q for the quarter ended June 30, 1996
       4.2 Rights Agreement dated as of April 25, 1989 by and between the Company and AmeriTrust Company National Association
       4.3 Note Purchase Agreement dated as of October 31, 1990 by and between the Company and Teachers Insurance and Annuity Association of America
       4.4 Amendment No. 1 to Note Purchase Agreement dated as of November 1, 1991 by and between the Company and Teachers Insurance and Annuity Association of America, which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1993
       4.5 Amendment No. 2 to Note Purchase Agreement dated as of November 30, 1995 by and between the Company and Teachers Insurance and Annuity Association of America, which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1996
       4.6 Amendment No. 3 to Note Purchase Agreement dated as of August 12, 1996 by and between the Company and Teachers Insurance and Annuity Association of America, which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1996
       4.7 Form of Indenture with respect to the 8 1/2% Senior Notes due 2006, which is incorporated from the Company's Registration Statement on Form S-3 (Reg. No. 333-07665)
       4.8 Form of 8 1/2% Senior Note due 2006, which is incorporated from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996
       4.9 Officer's Certificate containing terms relating to the 8 1/2% Senior Notes due 2006, which is incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996
       5.1         Opinion of Calfee, Halter & Griswold LLP
      10.1 Share Subscription Agreement and Trust, dated as of July 2, 1996, between the Company and Wachovia Bank of North Carolina, N.A., as trustee, which is incorporated by reference from the Company's Registration Statement on Form S-3 (Reg. No. 333-07665)
      23.1         Consent of Ernst & Young LLP
      23.2         Consent of Calfee, Halter & Griswold LLP (see Exhibit 5.1)
      24.1         Power of Attorney and related certified resolution



                                      E-1